Exhibit 4.17

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The excluded information has been bracketed.

Comprehensive Credit Facility Contract

Comprehensive Credit Facility Contract

Contract No.: Ping Yin (Shenzhen) Zong Zi No. A251202003030001

Party A (Grantor): Ping An Bank Co., Ltd. Shenzhen Branch

Domicile (Address): Ping An Bank Building, 1099 Middle Shennan Road, Futian District, Shenzhen

Legal Representative (Person in Charge): Zhiqun Yang Tel: [***]

Contact Person: Zhiwei Chen Department: Strategic Customer Department IV Position: [***]

Contact Tel.: [***] E-mail: [***]

Party B (Applicant): OneConnect Smart Technology Co., Ltd. (Shenzhen)

Domicile (Address): 55/F, Ping An Finance Centre, Yitian Road, Futian District, Shenzhen

Legal representative (Person in Charge): Wangchun Ye Tel: [***]

Contact person: Yan Huang Department: Treasury Department Position: [***]

Contact Tel.: [***] Email: [***]

Party B applied to Party A for a comprehensive credit line, and the parties entered into this Contract through negotiation in accordance with the Contract Law and relevant laws and regulations; for the avoidance of doubt, when options are stated in this Contract, please mark “☑” for the options to be selected and mark “☒” for the options not to be selected.

Article 1.    Credit Line and Type

1.1                  Amount of comprehensive credit line: Subject to the conditions and terms under this Contract, Party A agreed to grant the comprehensive credit line of (currency) RMB (amount in figures) 1,500,000,000.00 (amount in words) RENMINBI ONE BILLION AND FIVE HUNDRED MILLION to Party B. This credit line is applicable to credit facilities in multiple currencies. Currencies other than RMB shall be converted at the foreign exchange rate published by Party A at the time when each specific business is actually conducted.

1.2                  The term of the comprehensive credit facility shall be item (2) below:

(1)                            [***]

(2)                            18 ☑ months ☒ years from the effective date of this Contract.

During the term of the credit line, the credit line is ☑ revolving ☒ non-revolving, provided that the total of the balances of all credit types within the credit line shall not exceed the credit line. Upon expiry of the term of the facility, the unutilized portion of the credit line will automatically lapse. For the avoidance of doubt, the term of the credit line means the period in which a specific credit under the credit line is outstanding (namely the period when the claim is established). The start date of a specific credit under the credit line shall fall in the term of the credit line, but the end date of a specific credit may fall outside the term of the credit line. The start date and the end date of a specific credit shall be as specified in the specific credit business contract.

The credit forms under this credit facility include, but are not limited to: loans, inter-bank borrowings, acceptance and discounting of bills, overdrafts, factoring, guarantees, loan commitments, issuance of letters of credit, gold leasing, and derivative products, etc. Basic types of derivative products include forwards, futures, swaps and options, and derivative products also include structured financial instruments with one or more features of forwards, futures, swaps and options. Specific details are subject to the prevailing offerings available from Party A.

1.3                  The specific credit type/credit method, amount, interest rate, fee rate and term under this facility will be specified in each individual credit agreement, the receipt of the loan or other credit facility certificates.

1.4                  Transfer of the credit under the credit line

Party B agreed to transfer the credit facility to the following third party for use (i.e. the following entities may also use the credit facility), and shall be jointly and severally liable for the principal, interest, penalty interest and compound interest of all debts (including contingent debts) incurred by the following entities under the credit facility, expenses incurred for execution of the creditor’s rights (including but not limited to litigation costs, legal fees, notary fees, and execution fees, etc.), and other losses and expenses incurred by Party A as a result of the default of the debtor, for a guarantee period of three years from the effective date of the specific credit facility contract until the expiry of the debt performance period (including the early maturity of debts) as agreed in the specific credit facility contract.

The specific identity and transferring amounts of credit facility are as follows: ☒

Article 2.    Use of Credit Facilities

2.1                  The entering into of this Contract by Party A and Party B does not constitute a credit commitment of Party A to Party B. Party B shall make a written application to Party A in respect of the specific credit facility under the credit limit on a case-by-case basis, and Party A shall have the discretion to decide whether to grant a single credit to Party B under the credit limit. If Party A agrees to grant a single credit after review, both parties shall enter into a corresponding single credit contract according to the business nature.

2.2                  Conditions precedent to the use of credit facilities

Party A shall have the right to review whether the following matters have been satisfied before each use of the credit line and decide whether to allow Party B to use the credit based on the review results, but such review does not constitute Party A’s obligation:

(1)                   Party B has completed the statutory procedures (if any) in relation to the government permit, approval, registration and delivery in accordance with the relevant laws and regulations;

(2)                   The relevant guarantee contracts and guarantee rights have become effective (if any);

(3)                   Party B has paid the fees in relation to this Contract (if any);

(4)                   Party B has satisfied the credit conditions stipulated in this Contract;

(5)                   There is no adverse change in the operation and financial conditions of Party B and the guarantor (if any);

(6)                   There is no change in the repayment intention of Party B and the guarantee intention of the guarantor (if any);

(7)                   Party B has not breached this Contract or any other contract documents entered into between Party B and Party A;

(8)                   No material adverse event has occurred to Party B which may affect Party A or Party B to continue to perform this Contract.

2.3                  Party A has the right to adjust the amount of the credit facility according to the change of exchange rate or request Party B to provide additional guarantee.

2.4                  Party A has the right to supervise the use and whereabouts of the credit facility, and Party B shall cooperate.

2.5                  Before or during the use of the credit facility, if Party A cannot continue to allow Party B to use the credit facility due to changes in the national macro-control policy, the requirements of the regulatory department of Party A on controlling the credit size or credit direction of Party A and/or other reasons not attributable to Party A, Party A has the right to suspend and/or terminate the use of this credit facility, and has the right to terminate this Contract and/or request Party B to repay the debts under the credit facility in full or in part in advance, Party B has no objection to this.

Article 3.    Repayment

3.1                  Party B shall open an account with Party A and deposit the repayable amount in full into the account before the agreed date of repayment.

3.2                  Upon maturity of each credit facility within the credit line, Party B shall perform its debt repayment obligations in full and on schedule. Otherwise, the loans are treated as overdue or advances.

3.3                  If Party B fails to perform the repayment obligation on time in full or there is any passive advance from the bank, Party B shall bear the responsibility for breach of contract according to the specific credit contract and/or other relevant documents, including but not limited to the calculation and collection of penalty interest and liquidated damages; for off-balance sheet credit businesses such as acceptance, letter of guarantee, standby certificate and letter of credit, Party B shall timely perform the payment obligations under such business according to the notice or request of Party A from time to time, or make up the security deposit to 100% of the credit amount for external payment according to Party A’s request.

Article 4.    Representations and Warranties from Party B

4.1                  Party B is a company legally established, validly existing and in good standing in the jurisdiction where it is located, and having all corporate rights, government permits and approvals required to carry on its business as now conducted, and is in good credit condition for itself and its controlling shareholder.

4.2                  Party B has completed all the authorizations and approvals required for the signing of this Contract, and the signing of this Contract is the true expression of Party B, which will not result in any violation of its articles of association, relevant laws and regulations and/or any agreements or undertakings it has entered into with any third parties. Party B did not violate any laws, regulations and rules in relation to environmental protection, energy conservation and emission reduction and pollution reduction when signing this Contract, and undertakes to strictly comply with such laws, regulations and rules after signing this Contract.

4.3                  Save for those previously notified to Party A in writing prior to the execution of this Contract, Party B is not involved in any litigation, arbitration, enforcement, appeal, reconsideration and other proceedings or other events or circumstances that may have a material adverse impact on the performance of this Contract.

4.4                  Party B shall promptly provide the financial statements, all opening bank accounts and balance of deposits and loans as required by Party A and other information as required by Party A, ensure that the documents and information provided are true, complete and objective, and do not contain any false record, misleading statement or material omission, and the financial statements are prepared in strict accordance with China Accounting Standards.

Article 5.    Rights and Obligations of Party B

5.1                  Party B shall have the right to apply to Party A for specific business according to the conditions and terms agreed under this Contract, and Party A shall act according to this Contract.

5.2                  As the basis of cooperation for Party A to provide credit under this Contract, Party B agreed to give priority to Party A in handling deposit, settlement, account and/or financing business on the same terms for subsequent banking business involved.

5.3                  If Party B is a group customer, it shall report in writing to Party A on any related-party transaction with an amount over 10% of the net assets, including related-party relationship between parties to the transaction, transaction item and nature, transaction amount or corresponding proportion and pricing policy (including transaction without a specific transaction amount or with a nominal transaction amount), within ten days following the date of such transaction. The aforesaid group customer refers to any of corporations, and public institutions with corporate capacity: (a) which directly or indirectly control the equity interest or operation of other corporations, and public institutions with corporate capacity, or whose equity interest or operation is directly or indirectly controlled by other corporations, and public institutions with corporate capacity; (b) which are under common control by third-party corporations and public institutions with corporate capacity; (c) which are directly or indirectly controlled jointly by major individual investors, key management personnel or their close family members (including direct relationships within three generations and collateral relationships within two generations); or (d) which shall be deemed group customers in credit management, if there are other related-party relationships that may lead to the transfer of assets and profits not in accordance with arm’s length principle.

5.4                  Party B shall notify Party A in writing thirty days in advance and obtain the written consent of Party A before it may proceed under any of the following (except for circumstances where Party A, in its reasonable judgment, deems to have no material impact on the performance of this Contract):

(1)                   material changes occur to the operating system, shareholding structure, form of property rights organization or principal businesses, including but not limited to the implementation of contracting, leasing and operation, joint venture, joint-stock reform, combination (merger), acquisition, joint venture (cooperation), division, establishment of subsidiaries, trusteeship (receivership), disposal of enterprises, transfer of property rights, or reduction of capital, etc.;

(2)                   sale, donation, lending, transfer, mortgage (pledge) or other disposal of assets with a value exceeding 10% of its net assets;

(3)                   distribution of dividend exceeding 30% of the net profit after tax for the current year or exceeding 20% of the total undistributed profit;

(4)                   additional external investment exceeding 20% of its net assets after the credit line of this Contract becomes effective;

(5)                   change in terms of debts with other banks or early settlement of other long-term debts;

(6)                   repayment of debts owed to the shareholders or de facto controllers of Party B;

(7)                   application for credit facilities from other banks, or provision of guarantees for third parties, or reduction in third parties’ indebtedness, with the amount exceeding 20% of its net assets.

5.5                  ☒ Party B guarantees to maintain a reasonable financial ratio during the period of using the credit facility.

[***]

5.6                  ☒ If Party B applies for Yidaitong, Party B further undertakes and agrees to comply with the following provisions:

(1)                   [***]

(2)                   [***]

(3)                   [***]

Article 6.    Rights and obligations of Party A

6.1                  Party A has the right to request Party B to repay all the debts in full and on schedule, and request Party B to apply for and use the credit facility in accordance with the conditions and terms under this Contract.

6.2                  For the credit facility with a term of more than one year (not inclusive), Party A shall have the right to assess the operating and financial conditions and the progress of the specific project of Party B and guarantor (if any) in accordance with the credit conditions agreed in this Contract from the second year since the credit facility becomes effective, and adjust the credit amount, term and interest rate based on the assessment results.

If there is any collateral (pledge), Party A shall have the right to request an appraisal institution approved by Party A to assess the value of the collateral (pledge) on an annual basis. If the value of the collateral (pledge) significantly decreased and became insufficient to guarantee the debt of the master debt contract, Party A has the right to request Party B to repay part of the loan or provide other security measures approved by Party A.

6.3                  Party A has the right to request Party B to provide information related to the credit facility, enter the business premises of Party B, investigate, review and inspect the use of the credit, and the assets, financial position and operation of Party B, and Party B shall cooperate; Party A has the right to supervise Party B to use the loan as agreed in this Contract.

6.4                  Party A shall be obliged to keep the information provided by Party B confidential, except for the following: (a) where the laws and regulations provide otherwise or the competent authorities or regulatory authorities require otherwise; (b) disclosure in any legal or arbitration proceedings; (c) disclosure to the group or branch of Party A; (d) disclosure to the professional consulting institution engaged by it (including but not limited to lawyers and financial advisers); (e) otherwise agreed by Party A and Party B; or (f) the information provided by Party B does not constitute a confidential information.

Article 7.    Default Clauses

7.1                  The occurrence of any of the following events constitutes an event of default of Party B under this Contract:

(1)                    The credit under this Contract has incurred default interest, overdue, advances or any other outstanding debts payable by Party B, or has not been used for the purpose agreed by both parties;

(2)                    Party B fails to pay the credit or loan funds in the agreed manner or evade the credit or loan entrusted payment by rounding to zero;

(3)                    Party B is in breach of any representations, warranties or undertakings given by it;

(4)                    Party B is in breach of any of its obligations under this Contract;

(5)                    The information or materials provided by Party B to Party A in relation to the execution or performance of this Contract are inaccurate, incomplete, concealed significant fact or contain material omissions or misleading statement;

(6)                    Party B fails to complete the guarantee registration procedures (if required) in relation to this Contract as required in a timely manner;

(7)                    Party B or the guarantor evades the bank’s creditor’s claims through related party transactions or other means;

(8)                    Party B or the guarantor has defaulted in the management and recourse of due debts, or transferred its property by ways including disposal of its main property at nil consideration or unreasonable low prices or in other inappropriate ways, or withdrawn funds or otherwise evaded debts;

(9)                    Party B took advantage of false contracts and arrangements with any third party, including but not limited to discounting or pledging creditor’s rights such as bills receivable without real trade background to obtain funds or credit from Party A or other banks;

(10)             Party B or the guarantor is in breach of any other contract (including but not limited to credit contract, loan contract or guarantee contract, etc.) or default under any securities of debt nature issued by Party A or other financial institutions (including other branches of Party A);

(11)             Party B’s guarantor breaches the guarantee contract (including but not limited to the guarantee contract, mortgage contract, and pledge contract), or an event of breach under the guarantee contract has occurred, or the guarantee contract is not effective, or is invalid or revoked, or the registration of guarantee is not completed as required; the value of the collateral is significantly reduced, lost or the collateral is in dispute in terms of title, or is subject to seizure, detainment , freezing, deduction, lien, or auction, etc.;

(12)             The operation and financial conditions of Party B or the guarantor (if any) deteriorate, such that material financial losses, asset losses (including but not limited to asset losses due to its external guarantee) or other financial crisis occurs; or Party B, Party B’s shareholders or de facto controllers, guarantors (if any), or the legal representatives or key management personnel of any of these entities are involved in material litigation, arbitration, cases or subject to administrative penalties, criminal sanctions or involvement in such administrative, criminal investigation procedures, or their major assets are subject to mandatory measures such as seizure, freezing or property preservation, or other events that cause them to be unable to perform their duties properly; or the provision of guarantee by Party B or the guarantor (if any) to a third party which has a material adverse impact on its financial condition or its ability to perform its obligations under this Contract; or any of Party B or the guarantor (if any) is subject to a spin-off, combination, significant merger, acquisition and reorganization, significant asset disposal, capital reduction, suspension of business, cessation of business, suspension of production, cessation of business for rectification, liquidation, restructuring, cancellation, dissolution, bankruptcy or revocation of business license; or any change in the shareholders or de facto controllers of Party B, or any event occurred that should be notified as set out in Article 5.4 of this Contract but without the prior consent of Party A, and Party A considers that the aforesaid matter will affect the security of its creditor’s rights;

(13)             The term of business operation of Party B or the guarantor expires within the term of the credit facility, and no extension procedure has been completed;

(14)             The occurrence of other events or circumstances that may materially affect Party B’s ability to perform its obligations under this Contract.

7.2                  Upon the occurrence of any of the above events of default, Party A shall have the right to take one or more of the following measures:

(1)                    To adjust, cancel or terminate the comprehensive credit facility under this Contract, or to adjust credit conditions such as the term and amount of credit facility; or to suspend the issuance of new credit facilities or the approval of new drawdown applications;

(2)                    To announce that all or part of the credits under the credit facility shall become immediately due and payable, to require Party B to immediately repay part or all of the principal, interest and fees of the facilities. In addition, from the date of occurrence of an event of default, to charge penalty interest on the debts under the facilities already granted at the default interest rate until Party B has repaid all the debts under the facilities (including but not limited to the principal, interest and relevant fees); for the avoidance of doubt, the aforesaid expenses include but are not limited to all expenses incurred by Party A to realize its creditor’s claims (please refer to Article 7.3 of this Contract for details);

(3)                    For the outstanding off-balance sheet credit business such as acceptance, letter of guarantee, standby certificate and letter of credit, Party A has the right to request Party B to immediately deposit the full amount of deposit to 100% of the credit amount for external payment;

(4)                    To request Party B to provide new guarantee measures approved by Party A;

(5)                    Party A shall have the right to directly deduct from the account of Party B or the relevant guarantor to settle all or part of the debts of Party B under this Contract and/or each specific contract (including the debts which Party A requests for early settlement) without prior consent from Party B;

(6)                    The right to exercise the rights in the relevant guarantee, including but not limited to requiring the guarantor to immediately perform the guarantee obligations, or to execute the rights in the guarantee through disposal of collateral and/or pledge according to law;

(7)                    Party A claims against the debtor(s) of Party B in accordance with the law the right of subrogation, or requests the court to revoke Party B’s waiver of its due creditor’s rights or transfer of its property at nil consideration or at an obviously unreasonable low price. Party B shall provide all necessary cooperation and assistance as required by Party A, and all expenses incurred by Party A shall be borne by Party B;

(8)                    Other remedies permitted by law or as agreed in the contract shall be taken.

7.3                  The “expenses for realization of creditor’s claims” under this Contract refers to the reasonable expenses incurred or required by Party A for collection due to Party B’s failure to repay any debts of Party A under this Contract on time, including but not limited to announcement, notarization, delivery, identification fees, legal fees, litigation fees, arbitration fees, travel expenses, appraisal fees, auction fees, property preservation fees, enforcement fees, and transfer fees, etc. Party A’s “expenses for realization of creditor’s claims” under this Contract shall be borne by Party B.

Article 8.    Notice and Delivery

8.1                  Notice and delivery provisions

8.1.1       Principle of notice and delivery. Any notice, request or other document sent by one party to any other party in accordance with the terms of this Contract shall be sent to any other party in writing (including by email). The initial contact address, telephone number, fax number, email address and contact person (if any) designated by each party are specified in this Contract above.

8.1.2       Any communication between the parties to this Contract in accordance with the terms of this Contract shall be deemed to have been delivered upon satisfaction of the following conditions:

(1)                   If delivery by personnel, it shall be deemed to have been served when the recipient signs;

(2)                   If delivered by telex or facsimile transmission, it shall be deemed to have been served when the transmission is completed and the correct number or facsimile report is received;

(3)                   If delivered by email, it shall be deemed to be served when it is sent;

(4)                   If delivered by post, it shall be deemed to have been served on the seventh day after the day on which it is put into the post;

However, all notices, requests or other communications sent by Party B to Party A shall be deemed to have been served when Party A actually receives them, and with respect to all notices, requests or other communications sent to Party A by email, telex or fax, Party B shall send to Party A by personnel delivery or post within three days the original correspondence affixed with the official seal of the same for confirmation.

8.1.3       The parties’ addresses specified in this Contract shall be applicable to all kinds of notices, agreements and other documents of the parties, as well as the delivery of relevant documents and legal instruments in case of disputes arising out of the contract, including the first instance, second instance, retrial and enforcement procedures after the dispute enters into arbitration and civil proceedings.

8.1.4       All parties agree that they shall perform the obligation of giving notice when the delivery address needs to be changed, and shall give written notice within seven business days after the change; where any party’s address is changed during arbitration and civil proceedings, such party shall perform the obligation of giving notice on the change of address to the arbitration institution and the court. If any party fails to perform the obligation of giving notice in the aforesaid manner, the delivery address as agreed in this Contract shall still be deemed as the valid delivery address. If, due to the delivery address as agreed by the parties being inaccurate or a party’s failure to promptly notify the other party and the court in accordance with the procedures after the change of delivery address, or the relevant party or its designated agent for the receipt of the notice refusing to sign for delivery, etc., the legal instrument is not actually received by the relevant party; if delivered by post, the date of service shall be the date of return of the document; in the case of direct service, the date of service shall be that on which the server states the situation on the reply slip; where the obligation of giving notice on the change of address is fulfilled, the service address after the change shall be the effective service address.

Article 9.    Deduction Agreement

9.1                  Party B hereby irrevocably agrees that when Party B is indebted to Party A for any unpaid debts due (including when due in advance), Party A shall have the right to directly deduct all or part of the principal and interest of such debts and/or any other relevant fees owed by Party B to Party A from any account opened by Party B with Ping An Bank and/or all business institutions at any time, and/or dispose of the assets of Party B in such accounts to settle the debts owed by Party B to Party A; the interest, exchange rate and/or investment loss arising therefrom shall be borne by Party B.

9.2                  Party A shall notify Party B in writing after the deduction or disposal of the monetized deduction, and shall have the right to continue to pursue the shortfall (if any) from Party B; if the proceeds from deduction involve multiple claims or are insufficient to settle all due debts (including principal, interest and/or fees), Party A shall have the right to determine the specific order of settlement of the proceeds from deduction unless otherwise specified in this Contract.

9.3                  If currency conversion is involved in the deduction process, the foreign exchange rate announced at the time of deduction by Party A shall apply.

Article 10.    Other Agreed Matters

/

Article 11.    Supplementary Provisions

11.1           “Expiry” or “due” referred to under this Contract shall include natural expiry and early expiry announced by Party A; references to “interest” under this Contract shall, unless the context otherwise requires, be deemed to include normal interest, overdue penalty interest, misappropriation penalty interest and compound interest (if any); if the date or the last day of the period specified in this Contract falls on a statutory holiday, it shall be postponed to the first business day after the statutory holiday, unless otherwise specified in this Contract.

11.2           Special provisions on notarization:

☒ Both parties agree to proceed with compulsory notarization for this Contract.

[***]

☑ This Contract is not subject to compulsory notarization.

11.3           During the effective period of this Contract, Party A shall not prejudice, affect or restrict all the rights of Party A as a creditor under this Contract, relevant laws and regulations by granting any tolerance, extension to Party B or opting to delay in the exercise of the rights that Party A is entitled to under this Contract, and shall not be deemed as a permission or recognition of Party A for any breach of this Contract and shall not be deemed as a waiver of Party A’s right to take action against any existing or future breach.

11.4           Evidence of creditor’s rights and other documents.

(1)                            The individual credit application, credit contract, loan note, credit certificate and other legal document in connection with the formation of creditor-debtor relationship under this Contract (including but not limited to all legal documents relating to this Contract sent by Party A to Party B, payment certificates formed by both parties in the course of business processing, monthly account statements, transaction records relating to Party B’s account kept by Party A, notices sent by Party A to Party B, and letters of undertaking and statements of declaration issued by Party B to Party A unilaterally, etc.) are valid components of this Contract and have the same legal effect.

(2)                            Unless there is evidence to the contrary as determined by the court, the internal accounting records and system records of Party A in relation to the principal, interest, expenses and repayment records, the receipts, payment vouchers and records, vouchers and notices of bank collection and reminder issued or retained by Party A in the course of the business with Party B shall constitute valid evidence to effectively prove the creditor-debtor relationship between the parties, and Party B shall not object.

(3)                            For statements of account, if Party B objects to the relevant contents under the statement of account provided by Party A, it shall raise its objection within ten days upon receipt of the statement of account, otherwise it shall be deemed that Party B has accepted all the contents stated in the statement of account.

(4)                            If there is any matter not covered in this Contract that needs to be supplemented, the parties may agree and record it in the above Article 10 (Other Agreed Matters) or otherwise agree in writing as an appendix to this Contract; appendix to this Contract is an integral part of this Contract and has the same legal effect as the body of this Contract.

11.5           Party B agrees and authorizes Ping An Bank to inquire about Party B’s basic information and credit information from the basic database of financial credit information during Party B’s application for the credit service and the existence of the credit service to Party B, for the purposes of credit service application of Party B and subsequent management. Party B agrees and authorizes Ping An Bank to submit the basic information and credit information of Party B, including but not limited to credit information and information that has a negative impact on the credit status of the information subject, to the basic database of financial credit information in accordance with the Administrative Regulations on Credit Investigation.

11.6           Party B expressly agrees that during the performance of this Contract, Party A may transfer all or part of its rights and obligations under this Contract to Party A’s branch or affiliated institutions or third parties without repeated consultation with Party B; for the purpose of the transfer, Party A may reasonably disclose the information relating to Party B under this Contract to the potential transferee for the purpose of this Contract; Party B shall not transfer any of its rights and/or obligations under this Contract without consent of Party A.

11.7           If any content of this Contract, regardless of reason, become legally invalid or partly invalid, it shall not affect the validity of other terms or contents; in the event of the above, Party A shall have the right to terminate this Contract and claim all the principal and interest of the credit and other relevant payments under this Contract from Party B; Party B shall cooperate and immediately return to Party A the entire principal of the credit facility, and an amount equivalent to the interest accrued and other expenses as agreed in this Contract.

11.8           This Contract shall be governed by and construed in accordance with the laws of the Mainland Region of the People’s Republic of China; any dispute between Party A and Party B arising from the performance of this Contract shall be resolved by both parties through negotiation; if negotiation fails, it shall be resolved in the manner (2) below:

(1)                            [***]

(2)                            Filing a lawsuit with the People’s Court at the place where Party A is located.

(3)                            [***]

11.9           This Contract shall become effective after it is signed by all parties (it shall be signed by the authorized signatory or affixed with the seal).

11.10    The original copy of this contract is quadruplated: Party A shall possess two copies, and Party B, ☑ the guarantor, and the ☒ registration authority shall each possess a copy.

The parties to this Contract hereby irrevocably confirm and declare that each of them has fully read, understood and agreed to the contents of the aforesaid contract, and Party A has provided necessary interpretations and explanations to Party B in respect of the important and/or bold reminder clauses of the aforesaid contract; accordingly, the parties hereby sign as follows:

Party A (Seal): Ping An Bank Co., Ltd.
Legal representative (person in charge) or proxy (signature):
/s/	Zhiqun Yang
Date: March 25, 2020

Party B (Seal):
Legal representative or proxy (signature):
/s/	Wangchun Ye
Date: March 25, 2020